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PRESS RELEASE
FOR RELEASE December 7, 2004, before market

                        ADVANTAGE CAPITAL MAKES STRATEGIC
                       INVESTMENT IN NETWORTH TECHNOLOGIES

MIAMI, DECEMBER 7, 2004 -- Advantage Capital Development Corp. (OTC Pink Sheets:
AVCP) announced today that it has participated in a $600,000 investment in Networth Technologies, formerly known as Colmena Corp. (OTCBB: CLME), a global management consulting, technology services and acquisition company.

Networth Technologies is a leading provider of outsourced information technology and business solutions that help mid-market businesses, financial institutions and corporations create and manage data integrity, network security and information technology business processes. Networth's business plan calls for the acquisition of companies with good name recognition in their respective markets and a history of profitability. More information on the company can be found at http://www.networthco.com.

The investment was made in the form of a collateralized senior debenture and Advantage Capital also received warrants to purchase common stock in Networth for its commitment.

Jeffrey Sternberg, CEO of Advantage Capital, said, "With this investment, Advantage Capital is providing an advantageous financial solution for a promising small company that requires capital in order to realize its potential. Networth Technologies meets our specific criteria for investments and has provided an acceptable exit strategy. We are looking forward to becoming part of the financial means for the company's success."

L. Joshua Eikov, CEO of Networth Technologies, said, "We are delighted that Advantage Capital understands the potential for our company. With Advantage Capital on our team, Networth can more effectively and efficiently meet its goals of providing our 250-plus clients with IT revitalization plans, corporate technology platforms and performance-oriented IT standards."
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ABOUT ADVANTAGE CAPITAL DEVELOPMENT CORP.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

An investment profile about Advantage Capital Development may be found online at http://www.hawkassociates.com/advantagecap/profile.htm.

An online investor kit containing Advantage Capital Development press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.